UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	July 23, 2007
(Date of earliest event reported)	June 29, 2007

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 8.01

Explanatory Note - ONEOK Partners, L.P. is filing this amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2007, for the sole purpose of revising the item number under which the filing was made. We have determined that the purchase agreements disclosed do not constitute material agreements to be disclosed under Item 1.01 - Entry into a Material Definitive Agreement, but rather should be disclosed under Item 8.01 - Voluntary Disclosure of Other Events. The disclosure is not otherwise affected.

Voluntary Disclosure of Other Events

On June 29, 2007, we, through our subsidiaries ONEOK Partners Intermediate Limited Partnership and ONEOK Gas Storage Holdings, L.L.C., respectively, entered into two purchase agreements to acquire an interstate natural gas liquids ("NGL") and refined petroleum products pipeline system and related assets from Kinder Morgan Operating L.P. "A", a subsidiary of Kinder Morgan Energy Partners, L.P., for an aggregate purchase price of approximately $300 million. The system extends from Bushton and Conway, Kansas, to Chicago, Illinois, and transports, stores and delivers a full range of NGL and refined products. The final purchase price to be paid at closing is subject to adjustment, customary for transactions of this nature, pursuant to the terms of the purchase agreements.

Under the purchase agreements, ONEOK Partners Intermediate Limited Partnership will acquire 100 percent of a newly formed limited liability company that will acquire the assets described above prior to closing of the transaction, and ONEOK Gas Storage Holdings, L.L.C. will acquire a 50 percent general partnership interest in Heartland Pipeline Company, a Texas general partnership. The remaining 50 percent general partnership interest is owned by Conoco Pipe Line Company, and our purchase of the Heartland Pipeline interest is subject to a preferential purchase right held by Conoco Pipe Line Company.

The closings of these two transactions are not dependent on each other and are subject to regulatory approvals and other conditions. Both transactions are expected to be completed in the third quarter of 2007.

The purchase agreements contain representations and warranties, covenants, indemnifications and conditions to closing that are customary for transactions of this type.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.
Date:	July 23, 2007	By:	/s/ Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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